As filed with the Securities and Exchange Commission on April 23, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEASPAN CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

China

Telephone: +852 (2540) 1686

Facsimile: +852 (2540) 1689

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David S. Matheson

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2048

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Shares	4,220,728	$15.72	$66,349,844.16	$7,603.69(2)

(1)	Pursuant to Rule 416(a), the number of Class A common shares being registered shall be adjusted to include any additional shares that may become issuable as a result of any share distribution, split or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sale prices of the registrant’s Class A common shares on April 18, 2012, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

4,220,728 Class A Common Shares

Seaspan Corporation

This prospectus relates solely to the offer or resale of up to 4,220,728 of our Class A common shares, or our common shares, by the selling securityholders identified in this prospectus. These common shares were issued pursuant to a purchase agreement dated January 27, 2012, between us and the selling securityholders (or their predecessors-in-interest) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of these common shares by the selling securityholders.

The selling securityholders identified in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may sell the common shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The selling securityholders may sell the common shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the methods of sale that may be used by the selling securityholders, please read “Plan of Distribution.”

Our common shares trade on the New York Stock Exchange under the symbol “SSW.”

You should carefully consider each of the factors described under “Risk Factors” beginning on page 6 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 23, 2012

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file with the U.S. Securities and Exchange Commission, or SEC, that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. The selling securityholders referred to in the prospectus may offer and resell from time to time up to 4,220,728 of our common shares. You should read this prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

This prospectus does not cover the issuance of any of our common shares by us to the selling securityholders, and we will not receive any of the proceeds from any sale of common shares by the selling securityholders. Except for any underwriting discounts and selling commissions, transfer taxes and the fees and expenses of their own counsel, which are to be paid by the selling securityholders, we have agreed to pay the expenses incurred in connection with the registration of the common shares owned by the selling securityholders covered by this prospectus.

Unless otherwise indicated, the term “selling securityholders” as used in this prospectus means the selling securityholders referred to in this prospectus and their donees, pledgees, transferees and other successors-in-interest. Unless otherwise indicated, references in this prospectus to “Seaspan,” the “Company,” “we,” “us” and “our” and similar terms refer to Seaspan Corporation and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common shares described herein, shall mean Seaspan Corporation. References to “our Manager” are to Seaspan Management Services Limited and its wholly owned subsidiaries, which provide us with all of our technical, administrative and strategic services. In January 2012, we acquired our Manager.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States, or GAAP.

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

SEASPAN CORPORATION

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. As of the date of this prospectus, we operated a fleet of 68 vessels (including seven leased vessels) and have entered into contracts to purchase an additional four containerships. The average age of the 68 vessels in our fleet was approximately five years as of date of this prospectus.

Customers for our operating fleet include leading liner companies, primarily Asian liner companies. Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow.

We were incorporated in the Republic of the Marshall Islands in May 2005 to acquire all of the containership business of Seaspan Container Lines Limited. In August 2005, we completed our initial public offering of common shares. In January 2012, we acquired our Manager, which provides us with all of our technical, administrative and strategic services.

We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. Our website address is www.seaspancorp.com. The information contained in our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s web site at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2011;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering by the selling securityholder;

•

any subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering by the selling securityholders that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common shares contained in our Registration Statement on Form 8-A filed on August 2, 2005, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.seaspancorp.com, or by writing or calling us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RISK FACTORS

Before investing in our common shares, you should carefully consider all of the information included or incorporated by reference into this prospectus. When evaluating an investment in our common shares, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay dividends on our common shares, the trading price of our common shares could decline, and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our securities.

Several provisions of our articles of incorporation and our bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	Authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	Providing for a classified board of directors with staggered, three-year terms;

•	Prohibiting cumulative voting in the election of directors;

•	Authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for those directors;

•	Prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	Limiting the persons who may call special meetings of shareholders;

•	Establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•	Restricting business combinations with interested shareholders.

We have also adopted a shareholder rights plan pursuant to which our board of directors may cause the substantial dilution of the holdings of any person that attempts to acquire us without the board’s prior approval.

In addition, holders of our Series A preferred shares have the power to vote as a single class to approve certain major corporate changes, including any merger, consolidation, asset sale or other disposition of all or substantially all of our assets. These shareholders could exercise this power to block a change of control that might otherwise be beneficial to holders of our common shares.

These anti-takeover provisions, including the provisions of our shareholder rights plan, could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our securities and your ability to realize any potential change of control premium.

Substantial future sales of our common shares in the public market could cause the price of our common shares to fall.

The market price of our common stock could decline due to sales of a large number of shares in the market, including sales of shares by our large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock. In connection with our initial public offering, our offering of our Series A preferred shares, our entry into employment or services agreements with our chief executive officer, Gerry Wang, and an affiliate of our director, Graham Porter, and the acquisition of our Manager, we have granted registration rights to the holders of certain of our securities, including common shares or securities convertible into common shares. These shareholders have the right, subject to certain conditions, to require us to file registration statements covering the sale by them of such common shares. Following their sale under an applicable registration statement, any such common shares will become freely tradable. By exercising their registration rights and selling a large number of common shares, these shareholders could cause the price of our common shares to decline.

We are incorporated in the Republic of the Marshall Islands, which does not have a well developed body of corporate law.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of some states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our principal executive offices are located in Hong Kong and a majority of our directors and officers are residents outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against our directors or our management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read “Enforcement of Civil Liabilities.”

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year in which either (i) at least 75% of its gross income consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, capital gains and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended, or the Code. However, the Internal Revenue Service, or the IRS, stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations after the date of this prospectus. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. shareholders if we are treated as a PFIC, please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”

The preferential tax rates applicable to qualified dividend income are temporary.

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to individual U.S. shareholders (and certain other U.S. shareholders). In the absence of legislation extending the term for these preferential tax rates or providing for some other treatment, all dividends received by such U.S. shareholders in taxable years beginning after December 31, 2012 will be taxed at graduated tax rates applicable to ordinary income. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions.”

We, or any of our subsidiaries, may become subject to income tax in jurisdictions in which we are organized or operate, including the United States, Canada and Hong Kong, which would reduce our earnings and potentially cause certain shareholders to be subject to tax in such jurisdictions.

We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes income taxes imposed upon us and our subsidiaries. However, there is a risk that we will be subject to income tax in one or more jurisdictions, including the United States, Canada and Hong Kong, if under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business there or earn income that is considered to be sourced there and we do not or such subsidiary does not qualify for an exemption. In addition, while we do not believe that we are, nor do we expect to be, resident in Canada, in the event that we were treated as a resident of Canada, shareholders who are non-residents of Canada may be or become subject to tax in Canada. Please read “Non-United States Tax Considerations—Canadian Federal Income Tax Consequences.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common shares by the selling securityholders under this prospectus and any related prospectus supplement. Please read “Selling Securityholders.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference herein.

As of December 31, 2011
(dollars in thousands)
Cash and cash equivalents	$481,123

Long-term debt (including current portion)	2,995,729
Other long-term liabilities (including current portion)(1)	620,912
Shareholders’ equity:
Share capital
Series A Preferred Shares, $0.01 par value; 315,000 shares authorized; 200,000 shares issued and outstanding
Series B Preferred Shares, $0.01 par value; 260,000 shares authorized; none issued and outstanding(2)
Series C Preferred Shares, $0.01 par value; 40,000,000 shares authorized; 14,000,000 shares issued and outstanding
Class A common shares, par value $0.01 per share, 200,000,000 shares authorized; 68,808,033 shares issued and outstanding(2)
Class B common shares, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding
Class C common shares, par value $0.01 per share, 100 shares authorized; 100 shares issued and outstanding(3)	838
Additional paid-in capital	1,860,979
Deficit	(622,406)
Accumulated other comprehensive loss	(55,986)

Total shareholders’ equity	1,183,425

Total capitalization	$4,800,066

(1)	Other long-term liabilities represent amounts due under non-recourse or limited recourse sale-leaseback arrangements with financial institutions to finance certain vessels under construction.
(2)	Excludes (a) 4,220,728 shares issued to the owners of our Manager in connection with the acquisition of our Manager in January 2012 and (b) additional shares we will issue in connection with such transaction for certain additional vessels our Manager manages prior to August 15, 2014. Also excludes a tender offer completed in January 2012, pursuant to which we repurchased 11,300,000 shares.
(3)	We acquired and cancelled all of the outstanding Class C common shares in January 2012 in connection with the acquisition of our Manager.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

The following table sets forth, for the periods indicated, the high and low sales price per common share, as reported on the New York Stock Exchange, and the amount of quarterly cash dividends declared per share. The closing sales price of our common shares on the New York Stock Exchange on April 20, 2012 was $16.97 per common share.

	Price Ranges		Quarterly Cash Dividends (1)
	High	Low
Years Ended
December 31, 2011	$21.33	$10.21
December 31, 2010	$15.05	$9.22
December 31, 2009	$13.07	$5.12
December 31, 2008	$31.40	$4.37
December 31, 2007	$37.73	$19.65

Quarters Ended
June 30, 2012(2)	$17.73	$15.50
March 31, 2012	$19.98	$13.50
December 31, 2011	$14.77	$10.21	$0.188
September 30, 2011	$16.68	$11.05	$0.188
June 30, 2011	$21.33	$14.42	$0.188
March 31, 2011	$20.20	$12.53	$0.188
December 31, 2010	$15.05	$11.89	$0.125
September 30, 2010	$12.63	$9.45	$0.125
June 30, 2010	$13.78	$9.30	$0.125

Months Ended
April 30, 2012(2)	$17.73	$15.50
March 31, 2012	$19.98	$16.64
February 29, 2012	$17.65	$14.88
January 31, 2012	$16.25	$13.50
December 31, 2011	$13.92	$10.21
November 30, 2011	$13.79	$10.25
October 31, 2011	$14.77	$10.21

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period beginning April 1, 2012 and ending April 20, 2012.

SELLING SECURITYHOLDERS

This prospectus covers the offering for resale of up to 4,220,728 common shares by the selling securityholders identified below.

The 4,220,728 common shares were issued to the selling securityholders, other than Deep Water Holdings, LLC, on January 30, 2012 under a Share Purchase Agreement dated as of January 27, 2012, pursuant to which we acquired our Manager. Deep Water Holdings, LLC acquired 1,055,182 common shares from Thetis Holdings Ltd. on January 30, 2012 pursuant to a Letter Agreement between Deep Water Holdings, LLC and Thetis Holdings Ltd. dated as of December 12, 2011. The shares acquired by Deep Water Holdings, LLC were originally issued to Thetis Holdings Ltd. under the Share Purchase Agreement described above.

The table below sets forth information about the maximum number of common shares that may be offered from time to time by each selling securityholder under this prospectus. The selling securityholders identified below may currently hold or acquire at any time common shares in addition to those registered hereby. In addition, the selling securityholders identified below may sell, transfer or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot estimate the amount of common shares that will be held by the selling securityholders upon termination of this offering.

Information concerning the selling securityholders may change from time to time and, to the extent required, we will supplement this prospectus accordingly.

The Kevin Lee Washington 1999 Trust II and the Kyle Roy Washington 2005 Irrevocable Trust created under agreement dated July 15, 2005 are trusts established for sons of Dennis R. Washington, including Kyle Washington, Co-Chairman of our Board of Directors. Dennis R. Washington controls Deep Water Holdings, LLC, which is our largest shareholder. Thetis Holdings Ltd. is indirectly owned by Graham Porter, one of our directors, and Gerry Wang, Co-Chairman of our Board of Directors and our Chief Executive Officer.

Because each selling securityholder may sell all or a portion of the common shares registered hereby, we cannot estimate the number or percentage of our common shares that each selling securityholder will hold upon completion of the offering. For information on the methods of sale that may be used by the selling securityholders, please read “Plan of Distribution.”

We have prepared the following table and the related notes based on information supplied to us by the selling securityholders on or prior to April 1, 2012. We have not sought to verify such information. Additionally, some or all of the selling securityholders may have sold or transferred some or all of the common shares listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling securityholders may change over time.

Selling Securityholders	Common Shares Owned	Common Shares That May be Offered Hereby
The Kevin Lee Washington 1999 Trust II(1)	4,050,540	1,055,182
Kyle Roy Washington 2005 Irrevocable Trust, created under agreement dated July 15, 2005(2)	1,068,459	1,055,182
Thetis Holdings Ltd. (3)	1,055,182	1,055,182
Deep Water Holdings, LLC(4)	14,086,934	1,055,182

(1)	As the trustee of The Kevin Lee Washington 1999 Trust II, or the Kevin Washington Trust, Copper Lion, Inc. has voting and investment power with respect to the common shares held by the Kevin Washington Trust.
(2)	As the trustee of the Kyle Roy Washington 2005 Irrevocable Trust, created under agreement dated July 15, 2005, or the Kyle Washington 2005 Trust, Copper Lion, Inc. has voting and investment power with respect to the common shares held by the Kyle Washington 2005 Trust.

(3)	Thetis Holdings Ltd., or Thetis, is an investment holding company that is controlled by Graham Porter. Mr. Porter has voting and investment power with respect to the common shares held by Thetis.
(4)	Deep Water Holdings, LLC, or Deep Water, acquired 1,055,182 common shares from Thetis on January 30, 2012 pursuant to a Letter Agreement between Deep Water and Thetis dated as of December 12, 2011. For purposes of Rule 13d-3 under the Exchange Act all common shares held by Deep Water (whose sole member is The Roy Dennis Washington Revocable Living Trust created under Agreement dated November 16, 1987, or the Dennis Washington Trust) may be deemed to be beneficially owned by the Dennis Washington Trust and by Dennis R. Washington, as trustee of the Dennis Washington Trust. Lawrence R. Simkins, the manager of Deep Water, has voting and investment power with respect to the common shares held by Deep Water. Mr. Simkins disclaims any beneficial ownership of the common shares beneficially owned by Deep Water, the Dennis Washington Trust and Dennis R. Washington.

DESCRIPTION OF THE COMMON SHARES

The following is a description of certain material terms of our Class A common shares. For additional information about our authorized capital, including our Class A common shares, we refer you to our articles of incorporation, a copy of which has been filed as an exhibit to our registration statement filed in connection with our initial public offering and incorporated by reference into this prospectus.

Number of Shares

Under our articles of incorporation, our authorized shares consist of 200,000,000 Class A common shares, par value $0.01, 25,000,000 Class B common shares, par value $0.01 per share, 100 Class C common shares, par value $0.01 per share, and 65,000,000 shares of preferred shares, par value $0.01 per share. As of the date of this prospectus, 200,000 Series A preferred shares, no Series B preferred shares, 14,000,000 Series C preferred shares, 62,902,695 Class A common shares, no Class B common shares and no Class C common shares were issued and outstanding.

Dividends

Declaration and payment of any dividends on our Class A common shares are subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The Marshall Islands Business Corporations Act, or BCA, generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend.

Voting

Our Class A common shares each have one vote. A majority of the Class A common shares constitute a quorum.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

Certain provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Directors; Vacancies

Our articles of incorporation and bylaws provide that directors may be removed with cause upon the affirmative vote of holders of a majority of the shares entitled to vote generally in the election of directors, voting together as a single class. In addition, our articles of incorporation and bylaws also provide that any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our articles of incorporation provides otherwise. Our articles of incorporation prohibit cumulative voting.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors, or if applicable, by the longest serving co-chairman of our board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Amendments to Our Bylaws

Our articles of incorporation and bylaws grant our board of directors the authority to amend and repeal our bylaws without a shareholder vote in any manner not inconsistent with the laws of the Republic of the Marshall Islands and our articles of incorporation. Shareholders may amend our bylaws by a vote of not less than 80% of the shares entitled to vote.

Business Combinations

Our articles of incorporation contain provisions that prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting shares that are not owned by the interested shareholder;

•	the shareholder became an interested shareholder prior to the completion of this offering; or

•

the interested shareholder is Gerry Wang, Graham Porter, Dennis Washington, Kyle Washington or any of their affiliates, or any person that purchases shares from any of those individuals or any of their affiliates, provided, the person that purchased such shares does not own more than 1% of our outstanding shares at the time of such acquisition or acquire more than an additional 1% of our outstanding shares other than from those individuals or any of their affiliates.

Generally, a “business combination” includes any merger or consolidation of us or any direct or indirect majority-owned subsidiary of ours with (i) the interested shareholder or any of its affiliates, or (ii) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity that (i) owns 15% or more of our outstanding voting shares, (ii) is an affiliate or associate of us and was the owner of 15% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder, or (iii) the affiliates and associates of any person listed in (i) or (ii), except that any person who owns 15% or more of our outstanding voting shares, as a result of action taken solely by us shall not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us, not caused, directly or indirectly, by such person.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our common shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors or officers for monetary damages for actions taken as a director or officer to the fullest extent permitted by law.

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Shareholder Rights Plan

Pursuant to a rights agreement between us and American Stock Transfer & Trust Company, as rights agent, our board of directors declared a dividend of one common share purchase right, or a right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a Series R preferred share at a purchase price of $25.00 per unit, subject to specified adjustments. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other shareholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

For additional information about the rights, we refer you to our amended and restated rights agreement and amendment no. 1 to such agreement, copies of which have been filed as exhibits to our Form 8-A/A on January 30, 2012 and incorporated by reference into this prospectus.

Exchange Listing

Our Class A common shares are listed on the New York Stock Exchange, where they trade under the symbol “SSW.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company serves as registrar and transfer agent for our Class A common shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective shareholders who may purchase Class A Common Shares from the selling securityholders, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Code, legislative history, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to beneficial owners of our shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or shareholders that hold our shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you should consult your tax advisor to determine the appropriate tax treatment to you of the partnership’s ownership of our shares.

No ruling has been requested from the IRS regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of owning and disposing of our shares.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our shares that is a U.S. citizen or U.S. resident alien, a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to our shares to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail in the paragraph below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our shares will be treated as foreign source income and generally will be treated as “passive category income,” or in the case of certain types of U.S. Holders, “general category income.”

Subject to holding-period requirements and certain other limitations, dividends received with respect to our publicly traded shares by a U.S. Holder who is an individual, trust or estate, or a U.S. Individual Holder, generally will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year). In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in taxable years beginning after December 31, 2012 will be taxed at ordinary graduated tax rates.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of preferred stock that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such preferred share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our shares that is treated as qualified dividend income, then any loss recognized by a U.S. Individual Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Certain U.S. Individual Holders will be subject to a 3.8% tax on certain investment income, including dividends, for taxable years beginning after December 31, 2012.

Sale, Exchange or Other Disposition of Our Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our shares will be (i) treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition and (ii) generally treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Individual Holders will be subject to a 3.8% tax on certain investment income, including gain from the disposition of our shares, for taxable years beginning after December 31, 2012.

Consequences of Possible CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC.

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions and are subject to certain burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are a CFC, U.S. persons purchasing a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

Consequences of Possible PFIC Classification

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or (ii) at least 50% of the average value of the assets held by us (including the assets of certain of our subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income. For purposes of determining whether we are a PFIC, income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	All time charters we have entered into are similar in all material respects to those we have provided to Perkins Coie LLP;

•	The income from our chartering activities with CSCL Asia, COSCON, MOL, APM, K-Line, CSAV, and UASC will be greater than 25% of our total gross income at all relevant times;

•	The gross value of our vessels chartered to CSCL Asia, COSCON, MOL, APM, K-Line, CSAV, and UASC will exceed the gross value of all other assets we own at all relevant times;

•	The estimated useful life of each of our vessels subject to a time charter will be 30 years from the date of delivery under the charter; and

•	The total payments due to us under the charters are substantially in excess of the bareboat charter rate for comparable vessels in effect at the time the time charters were executed.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Such pro rata share would not exceed the income allocable to dividends on our shares, although ordinary earnings could be allocated to a shareholder in the taxable year before the dividend is paid. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our shares.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF Election or a mark-to-market election for that year would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our shares), and (ii) any gain realized on the sale, exchange or other disposition of our shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income;

•	the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If the U.S. Holder is an individual who dies while owning our shares, such shareholder’s successor generally would not receive a step-up in tax basis with respect to such shares. In addition, if we were treated as a PFIC, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to the U.S. Holder’s shares.

U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign assets in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return subject to certain exceptions (including an exception for foreign assets held in an account maintained by U.S. financial institutions). Stock in a foreign corporation, including our stock, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the filing of this form.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States).

Sale, Exchange or Other Disposition of Our Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our shares unless (i) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the shareholder maintains in the United States) or (ii) the shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed (and certain other requirements are met).

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of our shares to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Consequences

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

Canadian Federal Income Tax Consequences

The following discussion is the opinion of Farris, Vaughan, Wills & Murphy LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of Class A common shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty) resident only in the United States, who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). Holders that are United States limited liability companies should consult their own tax advisors.

Subject to the assumptions below, under the Canada Tax Act, no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our shares. This opinion is based upon the assumptions that we are not resident in Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. We will not be resident in Canada in a particular taxation year if our principal business in that year is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for that year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of that year.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling securityholders as to any plan of distribution. The selling securityholders may choose not to sell any of their common shares. Distributions of the common shares by the selling securityholders, or by their partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either directly by such selling securityholder or other person, or through underwriters, dealers or agents or on any exchange on which the common shares may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The methods by which the common shares may be sold include:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such common shares at a stipulated price per share;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling securityholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may effect such transactions by selling the common shares to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling securityholders and may receive commissions from the purchasers of the common shares for whom they may act as agent. The selling securityholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common shares for sale under the Securities Act and to indemnify the selling securityholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

We will pay the costs and expenses of the registration and offering of the common shares offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling securityholders’ sale of common shares, which will be paid by the selling securityholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

In connection with sales of the common shares under this prospectus, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling securityholders also may sell common shares short and deliver them to close out the short positions or loan or pledge the common shares to broker-dealers that in turn may sell them.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling securityholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling securityholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

In addition, the selling securityholders may sell common shares in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, there is substantial doubt that the courts of the Marshall Islands or Hong Kong would (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia, and by Perkins Coie LLP, Portland, Oregon. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee	$7,604
Legal fees and expenses	$100,000
Accounting fees and expenses	$6,000
Miscellaneous	$10,000
Total	$123,604

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	Indemnification of Directors and Officers

Seaspan Corporation’s articles of incorporation provide that it must indemnify its directors and officers to the fullest extent authorized by law against expenses, judgments, fines and amounts paid in settlement. Seaspan Corporation is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to its directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

ITEM 9.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

4.1	Amended and Restated Articles of Incorporation of Seaspan Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Form F-1 (File No. 333-126762), filed with the SEC on August 4, 2005)

5.1	Opinion of Reeder & Simpson, P.C., relating to the legality of the securities being registered

8.1	Opinion of Perkins Coie LLP, relating to tax matters

8.2	Opinion of Reeder & Simpson, P.C., relating to tax matters

8.3	Opinion of Farris, Vaughn, Wills & Murphy LLP, relating to tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Reeder & Simpson, P.C. (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

23.4	Consent of Farris, Vaughn, Wills & Murphy LLP (contained in Exhibit 8.3)

24.1	Power of Attorney (contained on page II-5)

*	To be filed by amendment or as an exhibit to a current report on Form 6-K of the Registrant.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c) Reports, Opinions, and Appraisals

The following reports, opinions, and appraisals are included herein: None.

ITEM 10.	Undertakings

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act of 1933 or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

d.	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on April 23, 2012.

SEASPAN CORPORATION

By:	/s/ SAI W. CHU
Name:	Sai W. Chi
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Gerry Wang and Sai W. Chu, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering by the selling securityholder that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 23, 2012.

Signature	Title

/S/ KYLE WASHINGTON Kyle Washington	Co-Chairman of the Board of Directors

/S/ GERRY WANG Gerry Wang	Chief Executive Officer and Co-Chairman of the Board of Directors (Principal Executive Officer)

/S/ SAI W. CHU Sai W. Chu	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ GEORGE H. JUETTEN George H. Juetten	Director

/S/ PETER LORANGE Peter Lorange	Director

/S/ PETER S. SHAERF Peter S. Shaerf	Director

/S/ GRAHAM PORTER Graham Porter	Director

/S/ JOHN C. HSU John C. Hsu	Director

/S/ NICHOLAS A. PITTS-TUCKER Nicholas A. Pitts-Tucker	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of, has signed this registration statement in the City of Newark, State of Delaware, on April 23, 2012.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

4.1	Amended and Restated Articles of Incorporation of Seaspan Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Form F-1 (File No. 333-126762), filed with the SEC on August 4, 2005)

5.1	Opinion of Reeder & Simpson, P.C., relating to the legality of the securities being registered

8.1	Opinion of Perkins Coie LLP, relating to tax matters

8.2	Opinion of Reeder & Simpson, P.C., relating to tax matters

8.3	Opinion of Farris, Vaughn, Wills & Murphy LLP, relating to tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Reeder & Simpson, P.C. (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

23.4	Consent of Farris, Vaughn, Wills & Murphy LLP (contained in Exhibit 8.3)

24.1	Power of Attorney (contained on page II-5)

*	To be filed by amendment or as an exhibit to a current report on Form 6-K of the Registrant.